EXHIBIT 23.4




           CONSENT OF INDEPENDENT PUBLIC ACCOUNTANTS


     As independent public accountants, we hereby consent to the use of our reports and to all references to our Firm included in or made a part of this Registration Statement on Form S-3 for Time Warner Inc. (formerly known as TW Inc.) related to the Time Warner Dividend Reinvestment and Stock Purchase Plan.





ARTHUR ANDERSEN LLP


Stamford, Connecticut
October 18, 1996